Exhibit 107.1
Form S-8
(Form Type)
HeartBeam, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2022 Equity Incentive Plan	Rules 457(c) and (h)	1,165,000 (2)	$1.33(4)	$1,549,450	0.0000927	$143.63
Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to outstanding options under the 2022 Equity Incentive Plan	Rules 457(h)	735,000 (3)	$1.30 (5)	$955,500	0.0000927	$88.57
Total Offering Amounts			1,900,000		$2,504,950		$232.20
Total Fee Offsets							$0.00
Net Fee Due (6)							$232.20

1	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on form S-8 (this “Registration Statement”) shall also cover any additional shares of HeartBeam, Inc.’s (the “Registrant”) Common Stock that become issuable under the Registrant’s 2022 Equity Incentive Plan (the “2022 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

2	Represents shares of the Registrant’s Common Stock reserved for issuance pursuant to future equity awards under the 2022 Plan as of the date of this Registration Statement. The number of shares of Common Stock available under the 2022 Plan will be increased by any shares of Common Stock subject to awards outstanding under the Company’s 2015 Equity Incentive Plan (the “2015 Plan”), that on or after the date that the stockholders of the Company approve the 2022 Plan, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest, with the maximum number of shares to be added to the 2022 Plan from the 2015 Plan is 1,372,816 shares.

3	Estimated pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The price per share is based upon the average of the high and low prices of the Common Stock on July 8, 2022, as reported by the NASDAQ Capital Market, which date is within five business days prior to the filing of this Registration Statement.

4	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $1.30 per share, the weighted-average exercise price of stock options outstanding under the 2022 Plan as of the date of this Registration Statement.

5	Estimated pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The price per share is based upon the average of the high and low prices of the Common Stock on July 8, 2022, as reported by the NASDAQ Capital Market, which date is within five business days prior to the filing of this Registration Statement.

6	The Registrant does not have any fee offsets.